EXHIBIT 5.1

2000 FIRST TENNESSEE BUILDING 165 MADISON AVENUE MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303 www.bakerdonelson.com

October 1, 2013

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re:    Mid-America Apartment Communities, Inc. | Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) registering an aggregate of up to 713,262 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to be issued pursuant to Colonial Properties Trust’s 2008 Omnibus Incentive Plan, Colonial Properties Trust’s Third Amended and Restated Share Option and Restricted Share Plan, and Mid-America Apartment Communities, Inc.’s 2013 Stock Incentive Plan (collectively, the “Plans”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K and the instructions to Form S-8.

We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering this opinion, we have relied as to certain matters on statements, representations and other information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Tennessee and is in good standing with the Secretary of State of the State of Tennessee.

2. The Shares that may be issued and sold from time to time in accordance with the Plans will, when issued, sold and paid for in accordance with the Plans, be validly issued, fully paid and non-assessable.

Our opinion, with your concurrence, is predicated on and qualified in its entirety by the following:

A. The foregoing opinion is limited to the corporate laws of the State of Tennessee, and we are not expressing any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of

ALABAMA  •  FLORIDA  •  GEORGIA  •  LOUISIANA  •   MISSISSIPPI  •  TENNESSEE  •  TEXAS  •   WASHINGTON, D.C.  •

Mid-America Apartment Communities, Inc.

October 1, 2013

Tennessee, or as to federal or state laws regarding fraudulent transfers. To the extent that any matters as to which our opinions is expressed herein would be governed by any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

B. The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern, Authorized Representative